EXHIBIT 10.3

AMENDMENT TO ORLEANS HOMEBUILDERS, INC.
EXECUTIVE COMPENSATION DEFERRAL PLAN

Effective as of January 1, 2009, or as of such other date or dates as specified herein

WHEREAS, the Board of Directors (the “Board”) of Orleans Homebuilders, Inc. (the “Company”) has determined that it is appropriate to amend the Orleans Homebuilders, Inc. Executive Compensation Deferral Plan (the “Plan”) with respect to certain of the Plan’s provisions regarding the distribution of benefits in connection with the availability of a transitional rule related to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company has the right, pursuant to Section 10 of the Plan, to amend the Plan, subject to certain limitations not applicable here;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                      Effective as of January 1, 2009, Section 7.1 is hereby amended by the addition at the end thereof of the following two sentences:

“In the event, pursuant to the preceding provisions of this Section 7.1 distribution of a Participant’s Account would be distributed in the form of a lump sum following the Participant’s separation from service after having attained at least age 60 (other than by reason of death or Disability), and the Participant has specified in a timely filed election to have his or her Account distributed on “Retirement” in a series of installments in lieu of a lump sum distribution, then the distribution shall be made consistent with such Retirement distribution election.  The form of Retirement election and the permissible installments available for these purposes shall be established by the Committee at its discretion.”

2.                                      Effective as set forth below, Section 7.7 is hereby amended by the addition at the end thereof of the following Sentence:

“Notwithstanding the foregoing, effective with regard to distribution elections filed with regard to deferrals of compensation earned after 2008, each Participant’s deferred compensation benefit shall be distributed upon the occurrence of a Change of Control in a single lump sum as soon as practicable following the occurrence of the Change of Control unless the Participant has expressly elected not to have an accelerated distribution by reason of the occurrence of a Change of Control.”

3.                                      Effective as of December 1, 2008, to the extent permitted under applicable transitional rules issued by the IRS and or Treasury pursuant to Section 409A, a new Section 7.8 is hereby added at the end of Section 7, to read:

“7.8  TRANSITIONAL RULE ELECTIONS.  Notwithstanding anything to the contrary herein, the Committee may make available to Participants in the Plan an election form that may be used, consistent with the transitional guidance issued by the IRS regarding Code Section 409A and the ability to modify distribution elections regarding time and manner of distributions that would otherwise be made after 2008, so long as the election is filed and irrevocable on or before December 31, 2008 and so long as the new time and manner of distribution elected does not call for any payments to be made prior to 2009 that would otherwise have been made after 2008.  Available elections as to time and manner of payment shall be determined at the discretion of the Committee, but it is anticipated that the elections permitted under this Section 7.8 will provide each Participant with the ability to elect to have his or her Account distributed in a lump sum on or about a specified date in 2009, and an opportunity to make a new election regarding distributions in the event there is a Change of Control.”

4.                                      In all other respects, the Plan shall remain in full force and effect.

ORLEANS HOMEBUILDERS, INC.

By:	/s/ MICHAEL T. VESEY